News Release

BorgWarner Announces Divestiture of BorgWarner Morse TEC LLC to Enstar

Auburn Hills, Michigan, Oct. 30, 2019 – BorgWarner today announced that it has divested BorgWarner Morse TEC LLC (“Morse TEC”), a wholly-owned subsidiary of the company that holds asbestos and certain other liabilities, to Enstar Holdings (US) LLC, a subsidiary of Enstar Group Limited. In connection with the closing, BorgWarner contributed approximately $172 million in cash to Morse TEC.

“Enstar is a leading player in managing legacy liabilities and has specific expertise in asbestos,” said Frédéric Lissalde, BorgWarner President and CEO. “This reflects our company’s strategy to eliminate or reduce exposure to legacy non-operating liabilities and to actively manage and deploy capital.”

Enstar’s team of experts will assume the operational management team of Morse TEC. This includes the management of all of Morse TEC’s asbestos claims and collection of existing insurance policies.

As a result of the transaction, BorgWarner expects to remove the asbestos obligations, related insurance assets and associated deferred tax assets from the company’s condensed consolidated balance sheet. The company is evaluating the accounting for this transaction, but currently estimates that this transaction could result in an after-tax loss in its consolidated financial statements of up to $40 million in the fourth quarter of 2019.

About BorgWarner

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 67 locations in 19 countries, the company employs approximately 30,000 worldwide. For more information, please visit borgwarner.com.

Statements in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “initiative,” “intends,” “outlook,” “plans,” “potential,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; and future changes in laws and regulations, including by way of example, tariffs, in the countries in which we operate, as well as other risks noted in reports that we file with the Securities and Exchange Commission, including the Risk Factors identified in our most recently filed Annual Report on Form 10-K/A. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements.

Investor Relations Contact :

Patrick Nolan

Phone : +1 248-606-1850

Email : pnolan@borgwarner.com

PR contact:
Kathy Graham
Phone: +1 248-754-0550
Email: mediacontact@borgwarner.com

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